Exhibit 4.5.1

REVOLVING LINE OF CREDIT NOTE

$2,500,000.00	Worcester, Massachusetts
March 9, 2011

FOR VALUE RECEIVED, the undersigned, PAYLOCITY CORPORATION, an Illinois corporation with its principal place of business at 3850 North Wilke Road, Arlington Heights, Illinois 60004 (the “Borrower”), hereby promises to pay to COMMERCE BANK & TRUST COMPANY, a Massachusetts banking corporation (the “Lender”), OR ORDER, at its office at 386 Main Street, Worcester, Massachusetts 01608, or such other place as the Lender may from time to time specify in writing, the principal sum of TWO MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($2,500,000.00) (or such lesser amount as may have been advanced to the Borrower from time to time hereunder and not repaid), with interest on the unpaid principal until paid at the rate and in the manner hereinafter provided in lawful money of the United States of America.

The unpaid principal of this Revolving Credit Note from time to time outstanding shall bear interest at a rate per annum (the “Note Rate”) equal to the greater of (a) the aggregate of the Base Rate plus one and one-half percent (1.50%), fully floating, or (b) five and one-half percent (5.50%), such Note Rate to be adjusted from time to time as applicable on the effective date of any change in the Base Rate by the Lender.  The “Base Rate” shall be that rate of interest set from time to time by the Lender as its Base Rate.  Interest hereunder shall be computed on the basis of the actual number of days elapsed over a year assumed to have 360 days.

Interest shall be payable monthly in arrears, beginning one (1) month from the date hereof and continuing on the same day of each succeeding month.

From and after the date hereof, until the Revolving Line of Credit Termination Date, the Borrower shall pay a commitment fee of three-eighths of one percent (0.375%) per annum on the average daily undisbursed amount of this Revolving Line of Credit Note during each quarterly period or portion thereof.  This fee shall be payable quarterly, on the last day of each March, June, September and December, commencing on March 31, 2011.  The “Revolving Line of Credit Termination Date” means December 31, 2013, unless extended, in the Lender’s sole discretion, by a writing between the Lender and the Borrower.

Until the earlier of (a) the Revolving Line of Credit Termination Date or (b) the occurrence of an Event of Default, the Borrower may borrow, repay and reborrow the principal hereunder from time to time, provided that the aggregate principal amount at any time outstanding shall not exceed the face amount of this Revolving Credit Note.

The indebtedness evidenced by this Revolving Line of Credit Note may be prepaid before the Revolving Line of Credit Date in whole or in part without penalty or premium.

If a payment of principal or interest due hereunder is not made within ten (10) days of its due date, the Borrower will also pay on demand in addition thereto a late charge equal to five percent (5.00%) of the amount of such payment.

If this Revolving Line of Credit Note or any payment hereunder becomes due on a day which is not a Business Day, the due date of this Revolving Line of Credit Note or payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment.

Each payment made hereunder shall be applied first to interest then due on the unpaid balance of principal and then to principal.  Overdue payments of principal (whether at stated maturity, by acceleration or otherwise) and, to the extent permitted by law, overdue interest, shall bear interest, compounded monthly and payable on demand in immediately available funds, at a rate per annum (the “Default Rate”) equal to five percent (5.00%) above the Note Rate, fully floating; provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.

This Revolving Line of Credit Note is issued pursuant to the terms of and is secured as set forth in a Loan and Security Agreement dated as of dated as of May 5, 2009, as amended by a First Amendment to Loan Agreement dated as of even date herewith, both by and between the Borrower and the Lender, all of the terms and conditions of which are incorporated herein by reference (as may be amended, supplemented or modified from time to time, collectively, the “Agreement”).  No reference to the Agreement shall affect or impair the absolute and unconditional obligation of the Borrower to pay the indebtedness due on this Revolving Line of Credit Note as herein provided.  The occurrence of an Event of Default under the Agreement shall also constitute an Event of Default hereunder.

Capitalized terms used in this Revolving Line of Credit Note and not otherwise defined in this Revolving Line of Credit Note shall have the meanings ascribed to such terms in the Agreement.

Any deposits or other sums at any time credited by or due from the holder to the Borrower, or any endorser or guarantor hereof and any securities or other property of the Borrower, endorser or guarantor at any time in the possession of the holder may at all times be held and treated as collateral for the payment of this Revolving Line of Credit Note and any and all other liabilities (direct or indirect, absolute or contingent, sole, joint or several, secured or unsecured, due or to become due, now existing or hereafter arising) of any such maker to the holder.  The holder may apply or set-off such deposits or other sums against such liabilities at any time.

The Borrower and each guarantor, endorser or other person now or hereafter liable for the payment of any of the indebtedness evidenced by this Revolving Line of Credit Note, severally agree, by making, guaranteeing or endorsing this Revolving Line of Credit Note or by making any agreement to pay any of the indebtedness evidenced by this Revolving Line of Credit Note, to waive presentment for payment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Revolving Line of Credit Note, and consent, on one or more occasions, without notice of further assent (a) to the substitution, exchange or release of the collateral securing this Revolving Line of Credit Note or any part thereof at any time, (b) to the acceptance or release by the holder or holders hereof at any time of any additional collateral or security for or other guarantors of this Revolving Line of Credit Note, (c) to the modification or amendment at any time and from time to time, of this Revolving Line of Credit Note, the

Agreement and any other instrument securing this Revolving Line of Credit Note at the request of any person liable hereon, (d) to the granting by the holder hereof of any extension of the time for payment of this Revolving Line of Credit Note or for the performance of the agreements, covenants and conditions contained in this Revolving Line of Credit Note, the Agreement or any other instrument securing this Revolving Line of Credit Note, at the request of any person liable hereon, and (e) to any and all forbearances and indulgences whatsoever.  Such consent shall not alter nor diminish the liability of any person.

THE BORROWER KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHTS TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING (WHETHER BY CLAIM OR COUNTERCLAIM) BROUGHT OR INSTITUTED BY ANY PARTY TO THIS REVOLVING LINE OF CREDIT NOTE, ANY OF THEIR SUCCESSORS AND ASSIGNS, WHICH RELATES DIRECTLY OR INDIRECTLY TO THIS REVOLVING LINE OF CREDIT NOTE, THE AGREEMENT, OR ANY OTHER LOAN DOCUMENTS EXECUTED IN CONNECTION WITH THIS REVOLVING LINE OF CREDIT NOTE, THE AGREEMENT OR ANY OTHER LOAN DOCUMENTS, OR THE RELATIONSHIP BETWEEN OR AMONG THE LENDER, THE BORROWER AND/OR THE GUARANTORS.

The Borrower agrees to pay all reasonable expenses and costs, including without limitation reasonably attorneys’ fees and costs of collection, which may be incurred by the holder hereof in connection with the preparation, administration, enforcement or collection of this Revolving Line of Credit Note or the Agreement or enforcement of the obligations of the Borrower hereunder and thereunder, and any instrument or document executed in connection herewith or in connection with the bankruptcy or insolvency of the Borrower or any guarantor of the obligations herein.  If not paid upon demand, such expenses or costs shall bear interest at the Default Rate.

This Revolving Line of Credit Note shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts.  The Borrower agrees that any suit for  the enforcement of this Revolving Line of Credit Note may be brought in the courts of The Commonwealth of Massachusetts or any Federal Court sitting therein and consents to the personal and subject matter jurisdiction of such court and to service of process in any such suit being made upon the Borrower by mail at the address specified herein.  The Borrower hereby waives unconditionally and voluntarily any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.

This Revolving Line of Credit Note shall be the joint and several obligation of the Borrower and all sureties, guarantors and endorsers, and shall be binding upon them and their respective successors and assigns and each or any of them.

IN WITNESS WHEREOF, the Borrower has caused this Revolving Line of Credit Note to be executed by its duly authorized officer as an instrument under seal as of the day and year first above written.

PAYLOCITY CORPORATION

/s/Jennifer Sprouse	By	/s/Peter McGrail
Witness	Name: Peter McGrail
Title: CFO

THE STATE OF ILLINOIS

Cook County, ss

On this 17th day of March, 2011, before me, the undersigned notary public, personally appeared Peter McGrail, the CFO of Paylocity Corporation, proved to me through satisfactory evidence of identification, which was ☒ photographic identification with signature issued by a federal or state governmental agency, ☒ oath or affirmation of a credible witness, ☒ personal knowledge of the undersigned, to be the person whose name is signed on the preceding document, and acknowledged to me that he signed it voluntarily for its stated purpose as the CFO of Paylocity Corporation.

(official seal)

/s/Jennifer Sprouse
11/23/14	Notary Public
My commission expires: